Exhibit 23.6
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2007, relating to the consolidated financial statements of Eureka Broadband Corporation, in this Registration Statement on Form S-1 and related Prospectus of Broadview Networking Holdings, Inc.

Very truly yours,

/s/ Salibello & Broder LLP

Salibello & Broder LLP

November 29, 2007